EXHIBIT 12
               INGERSOLL-RAND COMPANY
   COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
            (Dollar amounts in millions)
         For the six months ended June 30, 1997



Fixed charges:
  Interest expense                                 $58.2
  Amortization of debt discount and expense           .7
  Rentals (one-third of rentals)                    12.3
  Capitalized interest                               1.4
Total fixed charges                                $72.6

Net earnings                                      $189.4
Add:  Minority income (loss of majority-
        owned subsidiaries                          10.6
      Taxes on income                              122.1
      Fixed charges                                 72.6
Less: Capitalized interest                           1.4
      Undistributed earnings(losses) from
        less than 50% owned affiliates              11.5
Earnings available for fixed charges              $381.8

Ratio of earnings to fixed charges                  5.26

Undistributed earnings (losses) from less
   than 50% owned affiliates:
   Equity in earnings (losses)                     $14.2
     Less: Dividends paid                            2.7

Undistributed earnings (losses) from
   less-than 50% owned affiliates                  $11.5